Prospectus Supplement No. 7 To Prospectus dated March 28, 2022	Filed Pursuant to Rule 424(b)(3) Registration No. 333-252241

Clever Leaves Holdings Inc.

Primary Offering of
17,777,361 Common Shares Issuable Upon Exercise of Warrants
332,961 Common Shares Issuable Upon Conversion of Non-Voting Common Shares
125,370 Common Shares Issuable Upon Exercise of Options

Secondary Offering of
3,654,707 Common Shares
4,900,000 Warrants to Purchase Common Shares
4,900,000 Common Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 7 supplements the Prospectus dated March 28, 2022 (the “Prospectus”) of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form S-1 (File No. 333-252241). This Prospectus Supplement No. 7 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 14, 2022. This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 14, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2022

Clever Leaves Holdings Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-39820	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bodega 19-B Parque Industrial Tibitoc P.H Tocancipá - Cundinamarca, Colombia	251017
(Address of principal executive offices)	(Zip Code)

(561) 634-7430
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares without par value	CLVR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one common share at an exercise price of $11.50	CLVRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01. Change in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accounting Firm

On September 13, 2022, Clever Leaves Holdings Inc. (the “Company”) notified BDO Canada LLP (“BDO”) of its dismissal as the Company’s independent registered public accounting firm effective as of that date. The dismissal of BDO was approved by the audit committee of the board of directors of the Company (the “Audit Committee”). The decision by the Audit Committee was made to reduce ongoing costs related to the Company’s annual audit.

BDO’s reports on the Company’s financial statements for each of the years ended December 31, 2021 and 2020 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception that BDO’s report dated March 24, 2022 contained the following explanatory paragraph: “The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, had an accumulated deficit as of December 31, 2021, as well as operating losses and negative cash flows from operations since inception and expects to continue to incur net losses for the foreseeable future until such time that it can generate significant revenues from the sale of its available inventories. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During each of the years ended December 31, 2021 and 2020, and the subsequent interim period through September 14, 2022, there were no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in its reports on the Company’s financial statements for such years.

There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K during each of the years ended December 31, 2021 and 2020, and the subsequent interim period through September 14, 2022, except for those described below.

i.The Company identified material weaknesses in its internal control over financial reporting. The material weaknesses related to the Company’s failure to design and maintain an effective control environment, specifically around (a) lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and to allow for proper segregation of duties; (b) lack of structures, reporting lines and appropriate authorities and responsibilities to achieve financial reporting objectives; and (c) lack of evidence to support the performance of controls and the adequacy of review procedures, including the completeness and accuracy of information used in the performance of controls. These material weaknesses were identified and initially reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and have not been remediated as of the date of this Form 8-K.

ii.On May 14, 2021, the Company filed Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2020, which was originally filed with the Securities and Exchange Commission (“SEC”) on March 30, 2021, to restate its consolidated financial statements and related disclosures as of and for the year ended December 31, 2020. On April 12, 2021, the Staff of the SEC released a statement (the “SEC Statement”) expressing the view that warrants issued by special purpose acquisition companies may require classification as a liability of the entity measured at fair value, with changes in fair value each period reported in earnings. The Company had previously classified its private placement warrants (the “private warrants”) and public warrants (the “public warrants” and, together with the private warrants, the “warrants”) as equity. As a result of the SEC Statement, the Company reevaluated the accounting treatment of the warrants and decided that it would subsequently measure the private warrants at fair value with changes in fair value recognized as a gain or loss in the Company’s consolidated statements of operations and comprehensive loss. Accordingly, the Company’s consolidated financial statements as of December 31, 2020 were restated to correct the accounting and related disclosure for the warrants.

The Audit Committee discussed the reportable events described above with BDO, and the Company has authorized BDO to respond fully to the inquiries of Marcum LLP (“Marcum”), the Company’s new independent registered public accounting firm, concerning these reportable events, as described below.

The Company provided BDO with a copy of this Current Report on Form 8-K prior to its filing with the SEC and requested that BDO furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of BDO’s letter, dated September 14, 2022, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm

On September 14, 2022, the Company engaged Marcum to serve as the Company’s independent registered public accounting firm, effective immediately. The Audit Committee approved the decision to engage Marcum and appointed Marcum as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

During each of the years ended December 31, 2021 and 2020, and the subsequent interim period through September 14, 2022, neither the Company nor anyone acting on its behalf has consulted with Marcum regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
16.1	Letter from BDO Canada LLP to the Securities and Exchange Commission dated September 14, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clever Leaves Holdings Inc.

By:	/s/ David M. Kastin
Name:	David M. Kastin
Title:	General Counsel and Corporate Secretary

Date: September 14, 2022